Exhibit 99.1

XENITH BANK TO ACQUIRE PARAGON COMMERCIAL BANK’S

RICHMOND BRANCH OPERATIONS AS WELL AS

CERTAIN SELECT LOANS AND DEPOSITS

TRANSACTION EXPECTED TO BE IMMEDIATELY ACCRETIVE TO INCOME

RICHMOND, VA, June 1, 2011 – Xenith Bankshares, Inc. (NASDAQ:XBKS), parent company to Xenith Bank, today announced that Xenith Bank has entered into a definitive purchase agreement with Paragon Commercial Bank to acquire its Richmond, Virginia branch operations as well as certain select loans and deposits associated with Paragon’s only Virginia location in Richmond.

Under the terms of the agreement, Xenith Bank will acquire total loans of approximately $60 million at a price of 96.23%, and assume total deposits of approximately $71 million for a premium of 3.92%. All of the acquired loans are located within Xenith’s target markets. The loans are primarily commercial & industrial, owner-occupied real estate and commercial real estate loans. The acquired deposits are primarily non-time “core” deposits, consistent with Xenith’s stated goal of supporting a large portion of its growth with core deposits, including checking, money market and savings accounts. Xenith Bank also expects to retain key employees of the branch. It is expected that Paragon’s existing Richmond branch will be closed and its operations consolidated into Xenith’s existing Richmond downtown location after the required regulatory notices have been given and the required notice period has passed.

“We view this transaction as a premium opportunity to grow and strengthen our competitive position in the desirable Richmond market,” said T. Gaylon Layfield, III, President and Chief Executive Officer. “We are excited about adding new team members to the Xenith team and the addition of many new customer relationships. This acquisition enables us to leverage the infrastructure we built in 2010 as well as some of the capital that was raised during our recent stock offering, which was completed in April 2011. We believe that the acquisition is an excellent strategic fit with our focus on the Virginia business, real estate and private banking communities. Importantly, we expect this transaction will be immediately accretive to income.”

The transaction is subject to state and federal bank regulatory approvals and other customary closing conditions and is expected to close during the third quarter of 2011.

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of March 31, 2011, company had total assets of $264 million and total deposits of $192 million. Xenith’s target markets are the Washington, DC-MD-VA-WV, Richmond-Petersburg, VA, and the Norfolk-Virginia Beach-Newport News, VA-NC metropolitan statistical areas. The company is headquartered in Richmond, Virginia and currently has five branch locations in Tysons Corner, Richmond and Suffolk, Virginia. Xenith Bankshares common stock trades on The NASDAQ Capital Market under the symbol “XBKS.”

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/.

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares’ business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the ability to obtain required regulatory approval; the ability to complete the transaction as expected and within the expected timeframe; the possibility that one or more conditions to the completion of the transaction may not be satisfied; any event that could give rise to a termination of the purchase agreement; and the other risks outlined in Part I, Item 1A, “Risk Factors” of the Annual Report on Form 10-K for the year ended December 31, 2010, filed by Xenith Bankshares with the Securities and Exchange Commission. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

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Contact:

Thomas W. Osgood

Executive Vice President and

Chief Financial Officer, Chief Administrative Officer and Treasurer

(804)433-2209

tosgood@xenithbank.com